As filed with the Securities and Exchange Commission on May 4, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE McCLATCHY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	52-2080478
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2100 Q Street, Sacramento, CA	95816
(Address of principal executive offices)	(Zip code)

The McClatchy Company 2012 Omnibus Incentive Plan

(Full title of the plan)

Karole Morgan-Prager, Esq.

Corporate Secretary and General Counsel

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

(Name, address and telephone number of agent for service)

Copy to:

Margaret de Lisser, Esq.

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common Stock, $.01 par value	12,608,000(3)	$2.70	$34,041,600	$3,902

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of Class A common stock, $.01 par value, of the Registrant (the “Common Stock”) shown in the table above, an indeterminate number of shares of Common Stock which, by reason of events specified in The McClatchy Company 2012 Omnibus Incentive Plan (the “2012 Incentive Plan”), may become subject to the 2012 Incentive Plan.
(2)	Estimated pursuant to Rule 457(h) under the Securities Act solely for purposes of calculating the registration fee, based upon the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on April 30, 2012.
(3)	Represents the maximum number of shares of Common Stock available for issuance pursuant to the 2012 Incentive Plan (subject to adjustment by reason of certain events specified in the 2012 Incentive Plan), consisting of the sum of (a) 5,000,000 shares of Common Stock initially authorized for issuance pursuant to the 2012 Incentive Plan plus (b) 552,000 shares of Common Stock available for future awards but not subject to outstanding awards under the existing 2004 Stock Incentive Plan (the “Prior Plan”) as of the effective date of the 2012 Incentive Plan plus (c) 7,056,000 shares of Common Stock subject to outstanding awards under the Prior Plan as of the effective date of the 2012 Incentive Plan which thereafter terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents filed by it with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 25, 2011 filed with the Commission on March 2, 2012, including information incorporated by reference in the Form 10-K from the Registrant’s definitive proxy statement for its 2012 annual meeting of shareholders, which was filed on April 2, 2012;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 25, 2012 filed with the Commission on May 4, 2012;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 27, 2012, March 22, 2012 (as amended on March 26, 2012), and April 25, 2012; and

(d)	The description of the Registrant’s Class A common stock (“Common Stock”) contained in its registration statement on Form 8-A, filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), dated November 28, 1988, as amended on December 9, 1988, and all amendments or reports filed for the purpose of updating such description of Common Stock.

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission), shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summarizes certain arrangements by which controlling persons, directors and officers of the Registrant, a Delaware corporation, are indemnified against liability which they may incur in such capacities.

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The Registrant’s restated certificate of incorporation provides that the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

Insurance. The Registrant maintains directors’ and officers’ liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	The McClatchy Company 2012 Omnibus Incentive Plan (incorporated herein by reference from Appendix A to the Proxy Statement filed with the Commission on April 2, 2012)

5.1	Opinion of Hogan Lovells US LLP (filed herewith)

23.1	Consent of Hogan Lovells US LLP (contained in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP (filed herewith)

24.1	Power of Attorney (included with signature page)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on this 4th day of May, 2012.

THE McCLATCHY COMPANY

By:	/s/ Gary B. Pruitt
Gary B. Pruitt
Chairman, President, and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Patrick J. Talamantes and Karole Morgan-Prager, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact of any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2012.

Signature	Title

/s/ Gary B. Pruitt Gary B. Pruitt	Chairman, President, and Chief Executive Officer (Principal Executive Officer)

/s/ Patrick J. Talamantes Patrick J. Talamantes	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)

/s/ Hai Nguyen Hai Nguyen	Controller (Principal Accounting Officer)

/s/ Elizabeth Ballantine Elizabeth Ballantine	Director

/s/ Leroy Barnes, Jr. Leroy Barnes, Jr.	Director

Signature	Title

/s/ Molly Maloney Evangelisti Molly Maloney Evangelisti	Director

/s/ Kathleen Foley Feldstein Kathleen Foley Feldstein	Director

/s/ Brown McClatchy Maloney Brown McClatchy Maloney	Director

/s/ Kevin S. McClatchy Kevin S. McClatchy	Director

/s/ William McClatchy William McClatchy	Director

/s/ Theodore R. Mitchell Theodore R. Mitchell	Director

/s/ S. Donley Ritchey S. Donley Ritchey	Director

/s/ Frederick R. Ruiz Frederick R. Ruiz	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	The McClatchy Company 2012 Omnibus Incentive Plan (incorporated herein by reference from Appendix A to the Proxy Statement filed with the Commission on April 2, 2012)

5.1	Opinion of Hogan Lovells US LLP (filed herewith)

23.1	Consent of Hogan Lovells US LLP (contained in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP (filed herewith)

24.1	Power of Attorney (included with signature page)